Exhibit 9

Execution copy

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT made as of the 20th day of October, 2008.

AMONG:

CHARLES B. WANG, an individual residing in New York, United States of America (“Wang”);

- and -

NANCY LI, an individual residing in New York, United States of America (“Li”);

- and —

AVANTALION, LLC, a limited liability company formed pursuant to the laws of the State of Delaware (“AvantaLion”)

- and -

JIANBING DUAN, an individual residing in Beijing, China (“Duan”);

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada (“Voting Trustee”);

- and —

JUMPTV INC., a company incorporated under the laws of Canada (“JumpTV”)

WHEREAS AvantaLion is the legal and beneficial owner of 10,000,000 common shares in the capital of JumpTV (such shares, together with any additional Securities deposited at any time hereunder, the “AvantaLion Shares”);

AND WHEREAS Wang controls 66-2/3% of AvantaLion;

AND WHEREAS Duan controls 33-1/3% of AvantaLion and is an Arm’s-length Person;

AND WHEREAS Wang is the legal and beneficial owner of 1,099,200 common shares in the capital of JumpTV (such shares, together with any additional Securities deposited at any time hereunder, the “Wang Shares”);

AND WHEREAS Li is the legal and beneficial owner of 39,160,894 common shares in the capital of JumpTV (such shares, together with any additional Securities deposited at any time hereunder, the “Li Shares”) (the AvantaLion Shares, the Wang Shares and the Li Shares being referred to herein, collectively, as the “Shares”);

AND WHEREAS pursuant to a merger agreement dated June 26, 2008, JumpTV has acquired all of the issued and outstanding shares of NeuLion (the “Merger”);

AND WHEREAS in connection with the Merger, AvantaLion, Wang and Li are entering into this Voting Trust Agreement (the “Agreement”) in order to support strong corporate governance practices for JumpTV subsequent to the Merger;

AND WHEREAS the above recitals are made as statements of fact by AvantaLion, Duan, Wang and Li, and not by the Voting Trustee;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms

In this Agreement, the following terms shall have the following meanings:

(a)                                  “Arm’s-length Person” means a person or entity that is at arm’s length from a party within the meaning of the Income Tax Act (Canada);

(b)                                 “Assignee” has the meaning ascribed to that term in Section 9.2;

(c)                                  “Board” means the board of directors of JumpTV;

(d)                                 “Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario, Canada and the State of New York, United States of America;

(e)                                  “Circular” means the management information circular of JumpTV dated September 4, 2008;

(f)                                    “Independent Director” means an independent director as contemplated by as contemplated by National Policy 58-201 — Corporate Governance Guidelines;

(g)                               “Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted;

(h)                               “Securities” means the Shares and all other classes of shares or types of securities of JumpTV;

(i)                                   “Shareholders” means AvantaLion, Wang and Li and their affiliates and “Shareholder” means any one of them;

(j)                                   “Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person or entity to another, or to the same person or entity in a different capacity, whether or not voluntarily and whether or not for value, and any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring”, “Transferee” and similar words have corresponding meanings;

(k)                                “TSX” means the Toronto Stock Exchange; and

(l)                                   “Voting Trustee” means Computershare Trust Company of Canada or such other trust company or other entity as may in future assume its responsibilities pursuant to Article 7 hereof.

1.2                               Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3                               Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4                               Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2

DEPOSIT OF SECURITIES

2.1                               Deposit of Securities

Each Shareholder hereby directs JumpTV to register the Shares held by such Shareholder in the name of the Voting Trustee in trust for such Shareholder. The Voting Trustee is hereby authorized and empowered to act as the registered holder of the Shares in accordance with the terms hereof.  For so long as this Agreement is in effect, each Shareholder covenants to direct JumpTV to register Shares issued to the Shareholder in the name of the Voting Trustee and, where such a direction is made, all Shares so issued shall be registered in the books of JumpTV in the name of the Voting Trustee.

2.2                               Issue of Voting Trust Certificates

Each Shareholder acknowledges that the Voting Trustee has issued in the name of such Shareholder a voting trust certificate (the “Voting Trust Certificate”), in the form attached hereto as “Schedule A”, representing the Shares deposited with it. The Voting Trustee will issue additional Voting Trust Certificates in respect of additional deposits of Shares pursuant to Section 2.1 of this Agreement.

ARTICLE 3

EXERCISE OF VOTING RIGHTS

3.1                               Voting Rights

(a)                                The Voting Trustee, as the holder of record of the Shares, shall be entitled, in accordance with the terms of this Agreement, to exercise the voting rights attached to the Shares (the “Voting Rights”), including the right to vote in person or by proxy, on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of JumpTV at meetings of holders of common shares of JumpTV entitled to vote (each, a “JumpTV Meeting”).  The Voting Rights shall be and remain vested in and exercised by the Voting Trustee.  Until the termination or expiry of this Agreement:

(i)                                   The Voting Trustee will exercise the Voting Rights, other than in respect of the Restricted Matters (as defined below) (the “Permitted Voting Rights”) only on the following basis:

(A)                            solely in accordance with written instructions received from the Shareholders entitled to instruct the Voting Trustee as to the voting thereof at the time at which the JumpTV Meeting is held; and

(B)                              to the extent that no instructions are received from a Shareholder with respect to the Voting Rights to which such Shareholder is entitled, the Voting Trustee shall not exercise or permit the exercise of such Voting Rights; and

(ii)                                Notwithstanding Section 3.1(a)(i) or any instructions (written or otherwise) of any of the Shareholders to the contrary, the Voting Trustee shall not exercise the Voting Rights in respect of Shares representing in excess of 9.9% of the total issued and outstanding common shares of JumpTV in respect of the following (the “Restricted Matters”):

(A)                            the election of directors of JumpTV;

(B)                              any matters related to security-based compensation; and

(C)                              any other matters that could change the corporate governance of JumpTV as described in the Circular.

(b)                               Subject to Section 3.2, the Voting Trustee may request written confirmation from JumpTV as to whether a matter to be heard at a JumpTV Meeting is considered to be a Restricted Matter.

(c)                                If the Voting Trustee receives written instructions from a Shareholder with respect to the Permitted Voting Rights in accordance with Section 3.1(a)(i)(A), the Voting Trustee shall vote the relevant Shares in accordance with such instructions.

3.2                               Disputed Matters

(a)                                With respect to each JumpTV Meeting, concurrently with the mailing of the materials or other communication to shareholders in respect of the JumpTV Meeting, JumpTV will deliver to the Voting Trustee and to each Shareholder a written notice (the “Restricted Matters Notice”) setting out its opinion as to whether a matter (the “Matter”) to come before the JumpTV Meeting in which the Voting Rights may be exercised constitutes a Restricted Matter. JumpTV shall also send a copy of the Restricted Matters Notice to the TSX.

(b)                               Each Shareholder shall have seven Business Days (the “Notice Period”) of receipt or deemed receipt of the Restricted Matters Notice to advise JumpTV and the Voting Trustee in writing that they are of the view that a Matter does not constitute a Restricted Matter (the “Notice”) and specifying the Matter that is the subject of dispute (the “Disputed Matter”).

(c)                                If the Shareholders do not respond within the Notice Period, they will be deemed to have accepted the Matters set out in the Restricted Matters Notice and the Voting Trustee shall vote the Shares in respect of such Matters in accordance with Section 3.1(a)(ii).

(d)                                 Upon receipt of a Notice, the Shareholders and JumpTV shall forthwith negotiate in good faith the Disputed Matter for a period of 15 Business Days thereafter (the “Negotiation Period”).

(e)                                  If the Shareholders and JumpTV come to agreement regarding whether a Disputed Matter does not constitute a Restricted Matter, they shall deliver a joint written notice (the “Joint Notice”) to the Voting Trustee advising the Voting Trustee that the Voting Trustee shall exercise the Voting Rights in respect of the Disputed Matter in accordance with the written instructions of the Shareholders. JumpTV shall also send a copy of the Joint Notice to the TSX.

(f)                                    If a Joint Notice is not delivered to the Voting Trustee within the Negotiation Period, the Voting Trustee shall vote the Shares in respect of the Disputed Matter in accordance with Section 3.1(a)(ii).

3.3                               Mailings to Shareholders

With respect to each JumpTV Meeting, the Voting Trustee will use its reasonable efforts promptly to mail or cause to be mailed or otherwise communicate to each of the Shareholders, any materials or communications forwarded to shareholders of JumpTV, including, without limitation, the following materials:

(a)                                  a copy of the notice of such JumpTV Meeting, together with any related materials, including, without limitation, any circular or information statement, to be provided to shareholders of JumpTV;

(b)                                 a statement that such Shareholder is entitled to instruct the Voting Trustee as to the exercise of the Permitted Voting Rights with respect to such JumpTV Meeting;

(c)                                  a statement as to the manner in which such instructions may be given to the Voting Trustee;

(d)                                 a statement that if no such instructions are received from the Shareholder, the Permitted Voting Rights to which such Shareholder is entitled will not be exercised;

(e)                                  a form of direction whereby the Shareholder may instruct the Voting Trustee as to voting in respect of the Permitted Voting Rights and otherwise as contemplated herein; and

(f)                                    a statement of the time and date by which such instructions must be received by the Voting Trustee in order to be binding upon it.

3.4                               Copies of Shareholder Information

The Voting Trustee will mail or otherwise send to each Shareholder copies of all proxy materials (including notices of JumpTV Meetings but excluding proxies to vote Shares), information statements, reports (including without limitation, all interim and annual financial statements, dissident proxy and information circulars and tender and exchange offer circulars (and related information and material)) and other written communications that, in each case, are to be distributed from time to time to holders of JumpTV common shares.

3.5                               Voting by Voting Trustee, and Attendance of Voting Trustee Representative at JumpTV Meeting

(a)                                  In connection with each JumpTV Meeting, the Voting Trustee shall exercise, in accordance with the instructions received from a Shareholder pursuant to Article 3, the Permitted Voting Rights as to which such Shareholder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Voting Trustee from the Shareholder prior to the time and date fixed by the Voting Trustee for receipt of such instruction in the notice given by the Voting Trustee to the Shareholder pursuant to Section 3.3.

(b)                                 Subject to the timely receipt of instructions as contemplated in Section 3.3(f), the Voting Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Voting Trustee, proxies for Permitted Voting Rights to attend each JumpTV Meeting.

(c)                                  Upon submission by a Shareholder (or its designee) of identification satisfactory to the Voting Trustee’s representative, and at the Shareholder’s request, such representative shall sign and deliver to such Shareholder (or its designee) a proxy effective to permit the Shareholder to exercise the Permitted Voting Rights as to which such Shareholder is otherwise entitled hereunder to direct the vote, if such Shareholder either

(i)                                     has not previously given the Voting Trustee instructions pursuant to Section 3.3 in respect of such meeting or

(ii)                                  submits to such representative written revocation of any such previous instructions.

At such meeting, the Shareholder exercising such Permitted Voting Rights shall have the same rights as the Voting Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

3.6                               Distribution of Written Materials

Any written materials distributed by the Voting Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as JumpTV utilizes in communications to holders of JumpTV common shares subject to the Voting Trustee being advised in writing of that method of communication and its ability to provide that method of communication) to each Shareholder at its address as set out in this Agreement.

3.7                               Transfer of Shares

(a)                                  Nothing in this Agreement is intended to prevent any Shareholder from Transferring its Shares to:

(i)                                     an Arm’s-length Person; or

(ii)                                  in the case of AvantaLion:

(A)                            to Duan, or as he may direct in writing, in proportion to his holdings in AvantaLion;

(B)                              to AvantaLion or as Wang may direct in writing, in the case of a sale by Wang of his interest in AvantaLion to an Arm’s-length Person,

and the Voting Trustee shall release the Shares and endorse the Shares to the Shareholder or to Duan, as the case may be, that are the subject of the Transfer to the Shareholder or to Duan, as the case may be, forthwith upon written request by the relevant Shareholder or Duan stating that the Shares are to be Transferred and stating that the Shares are to be Transferred to an Arm’s-length Person and surrender of the Voting Trust Certificate.  The Voting Trustee shall have no obligation to determine whether or not any proposed Transferee is an Arm’s-length Person.

(b)                                 Any Transferee of the Shares referred to in Section 3.6(a) shall not thereafter be bound by the terms of this Agreement.

3.8                               Independent Director

For all purposes under this Agreement, an Independent Director appointed by the board of directors of JumpTV shall represent JumpTV.

ARTICLE 4

CONCERNING THE TRUSTEE

4.1                               Powers and Duties of the Voting Trustee

(a)                                  The rights, powers, duties and authorities of the Voting Trustee under this Agreement, in its capacity as Voting Trustee, shall include:

(i)                                     receipt and deposit of the Shares from the Shareholders as Voting Trustee for and on behalf of the Shareholders in accordance with the provisions of this Agreement;

(ii)                                  granting proxies and distributing materials to the Shareholders as provided in this Agreement;

(iii)                               voting the Voting Rights in accordance with the provisions of this Agreement; and

(iv)                              taking such other actions and doing such other things as are specifically provided in this Agreement.

(b)                               If any dividend or other distribution (a “Distribution”) is made in respect of the Shares, the Voting Trustee shall forthwith forward such Distribution to the Shareholders in proportion to such Shareholder’s interest in the Shares.

(c)                                The Voting Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Shareholders and shall act in a professional manner and exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(d)                               The duties and obligations of the Voting Trustee shall be determined by the provisions hereof and by the provisions of applicable law and, accordingly, the Voting Trustee shall only be responsible for the performance of such duties and obligations as it has undertaken herein or as required by applicable law. Where the provision of documentation to the Voting Trustee is contemplated by this Agreement, the Voting Trustee shall retain the right not to act and shall be held not to be liable for refusing to act unless it has received such documentation in a clear and reasonable form that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment on the part of the Voting Trustee except as provided herein.

4.2                               No Conflict of Interest

The Voting Trustee represents to each of the Shareholders and JumpTV that at the date of execution and delivery of this Agreement, to the best of its knowledge, there exists no material conflict of interest in the role of the Voting Trustee as a fiduciary hereunder and the role of the Voting Trustee in any other capacity. The Voting Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 7. If, notwithstanding the foregoing provisions of this Section 4.2, the Voting Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Voting Trustee contravenes the foregoing provisions of this Section 4.2, any interested party may apply to the Court for an order that the Voting Trustee be replaced as Voting Trustee hereunder.

4.3                               Income Tax Returns and Reports

The Voting Trustee shall provide to the Shareholders all information in its possession to enable the Shareholders to prepare appropriate income tax returns and any other returns or reports as may be required by applicable law.

4.4                               Indemnification Prior to Certain Actions by Voting Trustee

The Voting Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Shareholder upon such Shareholder furnishing to the Voting Trustee reasonable security, funding or indemnity, satisfactory to the Voting Trustee, acting reasonably, against the costs, expenses and liabilities which may be incurred by the Voting Trustee therein or thereby, provided that no Shareholder shall be obligated to furnish to the Voting Trustee any such security, funding or indemnity in connection with the exercise by the Voting Trustee of any of its rights, duties, powers and authorities, with respect to the Shares pursuant to Article 3.

None of the provisions contained in this Agreement shall require the Voting Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities hereunder unless funded, given security or indemnified as aforesaid.

4.5                               Action of Shareholders

No Shareholder shall have the right to institute any action, suit or proceeding or to exercise any other remedy available to the Voting Trustee for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Shareholder has requested the Voting Trustee to take or institute such action, suit or proceeding and furnished the Voting Trustee with the security, funding or indemnity referred to in Section 4.4 and the Voting Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Shareholder shall be entitled to take such proceedings in any court of competent jurisdiction as the Voting Trustee might have taken.

4.6                               Reliance Upon Declarations

The Voting Trustee shall not be considered to be in contravention of any its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, lists, mailing labels, or reports or other papers or documents furnished pursuant to the provisions hereof or required by the Voting Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder.

4.7                               Experts, Advisers and Agents

The Trustee may:

(a)                                in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, and shall not be responsible for the misconduct of any of them, whether retained by the Voting Trustee or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)                               employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder.

4.8                               Trustee Bound to Act on Request

Except as otherwise specifically provided in this Agreement, the Voting Trustee shall be bound to act in accordance with any direction or request of the Shareholders with respect to the Shares. The Voting Trustee will have no responsibility for Shares that it has released to a Shareholder or at a Shareholder’s direction according to this Agreement.

4.9                               Authority to Carry on Business

The Trustee represents to each party hereto that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 4.9, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights shall not be affected in any manner whatsoever by reason only of such event but the Voting Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 7.

4.10                        Anti-Money Laundering

(a)                                Each Party to this Agreement (other than the Voting Trustee) hereby represents to the Voting Trustee that any account to be opened by, or interest to be held by, the Voting Trustee in connection with this Agreement, for or to the credit of such Party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such Party hereto agrees to complete and execute forthwith a declaration in the Voting Trustee’s prescribed form as to the particulars of such third party.

(b)                               The Voting Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Voting Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Voting Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other Parties to this Agreement, provided (i) that the Voting Trustee’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Voting Trustee’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

4.11                        Privacy

The parties acknowledge that the Voting Trustee may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)                                  to provide the services required under this Agreement and other services that may be requested from time to time;

(b)                                 to help the Voting Trustee manage its servicing relationships with such individuals;

(c)                                  to meet the Voting Trustee’s legal and regulatory requirements; and,

(d)                                 if Social Insurance Numbers are collected by the Voting Trustee, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Voting Trustee may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Voting Trustee shall make available on its website or upon request, including revisions thereto. Further, each party agrees that it shall not provide or cause to be provided to the Voting Trustee any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

4.12                        Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Shareholder in any Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Shareholder in any Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Voting Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Voting Trustee may elect not to exercise any Voting Rights subject to such conflicting claims or demands and, in so doing, the Voting Trustee shall not be or become liable to any person or entity on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Voting Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)                                  the rights of all adverse claimants with respect to the Voting Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)                                 all differences with respect to the Voting Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Voting Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Voting Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Voting Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

ARTICLE 5

COMPENSATION

5.1                               Fees and Expenses of the Voting Trustee

JumpTV agrees to pay the Voting Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Voting Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Voting Trustee) and disbursements (including reasonable travel expenses incurred by the Voting Trustee in connection with its duties hereunder and reasonable compensation and reasonable remuneration paid by the Voting Trustee in connection with the retainer or employment of experts, advisors and agents under Sections 4.3 and 4.7), including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Voting Trustee in connection with its duties under this Agreement; provided that JumpTV shall have no obligation to reimburse the Voting Trustee for any expenses or disbursements paid, incurred or suffered by the Voting Trustee in any suit or litigation in which the Voting Trustee is determined to have acted in bad faith or with gross negligence. Invoices for services rendered by the Voting Trustee hereunder shall be provided to JumpTV, at its address set forth in Section 10.3 of this Agreement. Any amount owing or unpaid after 30 days from the invoice date will bear interest at a rate per annum, from the expiration of such 30 day period, equal to the then current rate charged by the Voting Trustee and shall be payable on demand. The obligation of JumpTV under this Section 5.1 shall survive the resignation or removal of the Voting Trustee.

ARTICLE 6

INDEMNIFICATION AND LIMITATION OF LIABILITY

6.1                               Indemnification of the Voting Trustee

JumpTV agrees to indemnify and hold harmless the Voting Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Voting Trustee’s legal counsel) which, without  gross negligence or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Voting

Trustee’s compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Voting Trustee by a Shareholder pursuant hereto.

For certainty, the indemnity provided for in this Section 6.1 shall survive the termination of the Agreement.

The Voting Trustee shall not be liable for any error of judgment, or for any act  done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or bad faith.

The Voting Trustee shall incur no liability with respect to the delivery or non-delivery of any cash or securities whether delivered by hand, wire transfer, registered mail or bonded courier.

ARTICLE 7

CHANGE OF TRUSTEE

7.1                               Resignation

The Voting Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to each Shareholder, JumpTV and the TSX specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days  before such desired resignation date unless each Shareholder and JumpTV otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, each Shareholder and JumpTV shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee of such appointment, a successor trustee may be appointed by an order of a court of competent jurisdiction upon application of one or more of the parties hereto, at the expense of each Shareholder and JumpTV.

7.2                               Removal

The Voting Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by each Shareholder and JumpTV, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

7.3                               Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to each Shareholder and JumpTV and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement.

However, on the written request of each Shareholder and JumpTV or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, each Shareholder and JumpTV and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

ARTICLE 8

AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

8.1                               Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by each Shareholder, JumpTV and the Voting Trustee and subject to the approval of the TSX.

8.2                               Ministerial Amendments

Notwithstanding the provisions of Section 8.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Shareholders, amend or modify this Agreement for the purposes of making such changes or corrections which, on the advice of counsel to the Shareholders, JumpTV and the Voting Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

8.3                               Changes in Capital of JumpTV

At all times if the JumpTV common shares are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which such JumpTV common shares are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

8.4                               Execution of Supplemental Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

ARTICLE 9

TERMINATION AND ASSIGNMENT

9.1                               Term

This Agreement shall terminate on the first to occur of:

(a)                                  October 20, 2013;

(b)                                 the date on which the JumpTV common shares cease to be listed and posted for trading on the TSX; and

(c)                                  the date that the Shareholders no longer own any Shares.

9.2                               Assignment by Trustee

This Agreement may not be assigned by the Voting Trustee without the prior written consent of the Shareholders and JumpTV, not to be unreasonably withheld; provided, however, that this Agreement may be assigned by the Voting Trustee to an Affiliate (the “Assignee”) if:

(a)                                  the Assignee executes, acknowledges and delivers to each of the Shareholders and JumpTV an agreement or other instrument(s) supplemental hereto as provided in Article 8 to evidence the appointment of it as successor trustee and the acceptance by it of such appointment and the assumption by it of all the duties and obligations of the predecessor trustee hereunder without further amendment hereto; and

(b)                                 each Shareholder and JumpTV are provided with a certificate of a senior officer of the Assignee in form satisfactory to them, acting reasonably, certifying that the Assignee is authorized to carry on the business of a trust company in each of the Provinces of Canada and is free of any material conflict of interest in its role as fiduciary under this Agreement and in its role in any other capacity.

ARTICLE 10

GENERAL

10.1                        Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

10.2                        Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Shareholders.

10.3                        Notices to Parties

All notices and other communications required or permitted to be delivered to a party under this Agreement shall be in writing and shall be deemed to have been properly delivered, given or received upon receipt when delivered by hand or two Business Days after being sent by registered mail or by courier or by express delivery service or by facsimile, provided that in each case the notice or communication is sent to the address or a facsimile telephone number set forth beneath the name of such party below:

(a)	if to AvantaLion:

1600 Old Country Rd
Plainview, New York
11803
United States of America

	Fax:	(516) 501-6729
	Attention:	President

(b)	if to Wang:

1600 Old Country Rd
Plainview, New York
11803
United States of America

	Fax:	(516) 501-6729

(c)	if to Li:

1600 Old Country Rd
Plainview, New York
11803
United States of America

	Fax:	(516) 501-6729

(d)	if to JumpTV:

463 King Street West
Third Floor
Toronto, Ontario

M5V 1K4
Canada

	Fax:	(416) 849-3701
	Attention :	General Counsel

(e)	if to the Voting Trustee:

Computershare Trust Company of Canada
100 University Avenue, 9th Floor
Toronto, Ontario
M5J 2Y1
Canada

	Fax:	416-981-9777
	Attention:	Manager, Corporate Trust Services

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

10.4                        Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.5                        Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JUMPTV INC.

Per:	/s/ Blair Baxter
Name: Blair Baxter Title: Chief Financial Officer

CHARLES WANG

/s/ Charles Wang

Witness:

NANCY LI

/s/ Nancy Li

Witness:

JIANBING DUAN

/s/ Jianbing Duan

Witness:

AVANTALION, LLC.

Per:	/s/ Roy Reichbach
Name: Roy Reichbach
Title: Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Michelle Mendonca
Name: Michelle Mendonca
Title: Professional Corporate Trust

By:	/s/ Danny Snider
Name: Danny Snider
Title: Professional Corporate Trust

SCHEDULE “A”
FORM OF VOTING TRUST CERTIFICATE

JUMPTV INC.
(“Company”)

VOTING TRUST CERTIFICATE

IN RESPECT OF COMMON SHARES

This is to certify that                            (the “Holder”) upon the termination of the Voting Trust Agreement made as of the 20th day of October, 2008 between, among others, the Holder, Computershare Trust Company of Canada and the Company (the “Agreement”) and on surrender of this Voting Trust Certificate, will, upon and subject to the terms and provisions of the Agreement, be entitled to receive a certificate or certificates for                        Common Shares in the Company represented by this Voting Trust Certificate and, in the meantime, to receive payments equivalent in amount to the cash dividend or distribution payments, if any, received in cash by the Voting Trustee upon a like number of said common shares of the Company, subject to the terms and provisions of the Agreement.

This Voting Trust Certificate is issued pursuant and subject to the provisions of the Agreement, the terms of which are incorporated herein by reference.

This Voting Trust Certificate is not transferable except in strict compliance with the terms of the Agreement.

IN WITNESS WHEREOF this Voting Trust Certificate has been executed and issued by the Voting Trustee.

DATED as of the                 day of                                                 , 2008.

COMPUTERSHARE TRUST COMPANY OF CANADA